UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

E.MERGE TECHNOLOGY ACQUISITION CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

E.MERGE TECHNOLOGY ACQUISITION CORP.

630 Ramona St.

Palo Alto, California 94301

SUPPLEMENT DATED JUNE 17, 2022 TO PROXY STATEMENT DATED MAY 31, 2022

FOR

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 28, 2022

TO THE STOCKHOLDERS OF E.MERGE TECHNOLOGY ACQUISITION CORP.:

As you know, E.Merge Technology Acquisition Corp., (the “Company,” “E.Merge,” “we,” “us” or “our”) is holding a special meeting of its stockholders (the “Special Meeting”) on Tuesday, June 28, 2022 at 9:00 a.m. Eastern Time. The Special Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. As stated in the Company’s proxy statement for the Special Meeting dated May 31, 2022 (the “Proxy Statement”), the sole purpose of the Special Meeting is to consider and vote upon the following proposals:

•

a proposal to amend the Company’s second amended and restated certificate of incorporation (the “Extension Amendment”) to extend the date by which the Company must (i) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as a “business combination”, (ii) cease all operations except for the purpose of winding up if it fails to complete such business combination, (iii) redeem or repurchase 100% of the Company’s Class A common stock included as part of the units sold in the Company’s initial public offering that was consummated on August 4, 2020, and (iv) dissolve and liquidate, from August 4, 2022 to November 4, 2022 or such earlier date as determined by the Board (the “Extension”), and such later date, the “Extended Date” (the “Extension Amendment Proposal”); and

•

a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Extension Amendment Proposal (the “Adjournment Proposal”).

The Adjournment Proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Extension Amendment Proposal.

Each of the Extension Amendment Proposal and the Adjournment Proposal are more fully described in the Proxy Statement. In connection with the Extension Amendment Proposal, stockholders have the right to submit their shares of the Company’s Class A common stock sold in the Company’s initial public offering for redemption in exchange for their pro rata portion of the funds held in the trust account (the “Trust Account”) if the Extension is implemented, as discussed in the Proxy Statement under the section “Special Meeting of Stockholders – Redemption Rights.”

The Company has filed this Supplement to the Proxy Statement (this “Supplement”) with the Securities and Exchange Commission to advise stockholders that based upon the current amount in the Trust Account, the Company anticipates that the per-share price at which public shares will be redeemed for cash held in the Trust Account will be approximately $10.01 at the time of the Special Meeting, not approximately $10.03 as stated in the Proxy Statement. Accordingly, if the Extension Amendment Proposal is approved and the Extension is implemented and the Company takes the full time through the Extended Date to complete the business combination, the redemption amount per share at the meeting for such business combination or the Company’s subsequent liquidation will be approximately $10.115 per share (not approximately $10.135 as stated in the Proxy Statement), in comparison to the current redemption amount of $10.01 per share (not approximately $10.03 as stated in the Proxy Statement).

If you have any questions concerning the process for requesting redemption of your shares, please contact Continental at:

Continental Stock Transfer & Trust Company

1 State Street — 30th Floor

New York, New York 10004

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Please complete, date, sign and return the proxy card that was mailed to you with the Proxy Statement without delay, or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the Special Meeting.

Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Special Meeting, you must obtain a proxy issued in your name from that record. Only stockholders of record at the close of business on May 25, 2022 (the “Record Date”) may vote at the Special Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the Special Meeting.

NO ACTION IN CONNECTION WITH THIS PROXY SUPPLEMENT IS REQUIRED BY ANY STOCKHOLDER WHO HAS PREVIOUSLY DELIVERED A PROXY AND WHO DOES NOT WISH TO REVOKE OR CHANGE THAT PROXY. THE RECORD DATE FOR THE SPECIAL MEETING OF STOCKHOLDERS HAS NOT CHANGED.

You may revoke a proxy at any time before it is voted at the Special Meeting by executing and returning a proxy card dated later than the previous one, or by submitting a written revocation to our Secretary at jclarke@emergetechacquisition.com or to MacKenzie Partners, Inc. at 800-322-2885 (toll free) or by email at proxy@mackenziepartners.com, so that it is received before we take the vote at the Special Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.